Exhibit 99.1

International Arbitration Tribunal Awards Vantage Drilling $622 million in Breach of

Drilling Contract Claim against Petrobras

HOUSTON, July 02, 2018 (GLOBAL NEWSWIRE) – Vantage Drilling International (“Vantage” or the “Company”) announced today that it was successful in its previously disclosed arbitration with Petróleo Brasileiro S.A. (“Petrobras”). An international arbitration tribunal issued an award today in favor of Vantage Deepwater Company and Vantage Deepwater Drilling, Inc., both wholly-owned subsidiaries of Vantage. The Tribunal found that Petrobras America, Inc. (“PAI”) and Petrobras Venezuela Investments & Services, BV (“PVIS”), both subsidiaries of Petrobras, breached the Agreement for the Provision of Drilling Services for the Titanium Explorer dated February 4, 2009 (the “Drilling Contract”) between PVIS and Vantage Deepwater Company and which had been novated to PAI and Vantage Deepwater Drilling, Inc. The Tribunal awarded Vantage Deepwater Company and Vantage Deepwater Drilling, Inc. damages in the amount of $622.02 million against PAI, PVIS, and Petrobras and dismissed the Petrobras entities’ counterclaims against Vantage with prejudice.

On August 31, 2015, PAI and PVIS notified Vantage of the termination of the Drilling Contract, claiming Vantage had breached its obligations under the Drilling Contract. Vantage immediately filed the international arbitration claim against PAI, PVIS, and Petrobras, claiming wrongful termination of the Drilling Contract.

Mr. Ihab Toma, Vantage’s Chief Executive Officer, stated, “We are very pleased with the Tribunal’s decision to enforce our drilling contract with Petrobras. Above all else, we remain focused on providing superior drilling services to our clients.”

Vantage Drilling International, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships and four premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including the Company’s ability to fully recover the award against Petrobras due to legal, procedural, solvency and other risks associated with enforcing arbitration awards in these circumstances or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. Moreover, any final recovery may be taxable and will be subject to reduction for legal expenses. As a result of these factors actual results may differ materially from those indicated or implied by such forward-looking statements. Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

Thomas J. Cimino

Chief Financial Officer

Vantage Drilling International

(281) 404-4700